TIDEWATER UTILITIES FILES FOR RATE INCREASE

DOVER, DELAWARE – September 15, 2011 – Tidewater Utilities, Inc. (Tidewater) has filed a request with the Delaware Public Service Commission (PSC) for an increase in base water rates -- an overall request of $6.9 million over current revenues -- to cover costs of increased capital investment as well as increased operations and maintenance expenses since a rate adjustment was last requested in January 2009.
Since the 2009 rate filing, Tidewater has invested $14.9 million to upgrade or replace aging infrastructure and make improvements to ensure the continued reliability of drinking water and fire protection services.  Such improvements not only help ensure continued reliability of service but also provide for additional supplies of water and address regulatory requirements.
The Company plans to invest $8.4 million of additional infrastructure upgrades through March 31, 2012.  The company’s capital program includes distribution system replacements and fire protection projects, as well as upgrades to production facilities to further meet regulatory requirements.
Tidewater is proposing that interim rates be implemented effective sixty days after the filing of the request, subject to refund based on the final outcome of this proceeding. Any remaining increase that may be awarded by the PSC would become effective when the final decision is rendered by the PSC. The interim increase request amounts to 10.89%.  If the full request is granted, a customer using a 5/8” water meter with water consumption of 15,000 gallons of water per quarter would see their quarterly bill increase from $160.13 to $210.56.
 Tidewater operates over 86 water plants and 162 wells throughout Delaware and in 2010 delivered more than 2.1 billion gallons of drinking water throughout its service area, which extends from lower New Castle County in the north of Delaware to Sussex County near the state's southern border with Maryland.  Tidewater Utilities is the largest private water supplier south of the Chesapeake & Delaware Canal.
The Delaware Public Service Commission will next examine the rate proposal. Public hearings on the matter will be held in the Company’s service area where customers are welcome to comment on the filing request.

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Contact:
Gerard L. Esposito, President
Tidewater Utilities, Inc.  (302) 734-7500
or Bernadette Sohler,  Vice President – Corporate Affairs
 Middlesex Water Company (732) 638-7549